UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2006

CAMBRIDGE HEART, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-20991	13-3679946
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

1 Oak Park Drive, Bedford, MA	01730
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 781-271-1200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On October 23, 2006, the Board of Directors of Cambridge Heart, Inc. (the “Company”) elected Laurence Blumberg, MD to serve as a director of the Company to serve until the annual meeting of stockholders of the Company to be held in 2007 and until his successor is elected and qualified. At this time, Dr. Blumberg has not been appointed to any committees of the Board of Directors.

From February 2006 to September 2006, Dr. Blumberg was the Healthcare Portfolio Manager at Scout Capital Management, LLC a hedge fund in NYC. From May 1999 to February 2006, he was the Founder and Managing Member of Blumberg Capital Management LLC, which focused on investments in the life sciences field. Prior to that, he spent five years as Vice President, Equity Research at Alliance Capital Management, L.P. specializing in biotechnology and medical products and before that was an independent healthcare consultant to S-Squared Technology, a technology investment fund. Dr. Blumberg is a founder of and member of the Board of Directors of Syntonix Pharmaceuticals, Inc., a private development stage biotechnology company. He is a member of the Board of Overseers of the School of Science, Brandeis University where he received a B.A. in Physics. Dr. Blumberg received an M.D. from Temple University School of Medicine, and an M.B.A. from Columbia University School of Business.

Dr. Blumberg is a non-managing member of the AFB Fund, LLC (“AFB”) , a family limited liability company. Louis Blumberg, Dr. Blumberg’s father, is the manager of AFB. Together, Dr. Blumberg and AFB beneficially own approximately 9% of the Company’s outstanding shares of common stock.

On October 23, 2006, in connection with his election to the Board of Directors, Mr. Blumberg was granted a stock option under the Company’s 2001 Stock Incentive Plan to purchase 100,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on the date of grant. The stock option has a term of 10 years and becomes exercisable in three equal annual installments beginning on the first anniversary of the date of grant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMBRIDGE HEART, INC.

Date: October 27, 2006	By:	/s/ Roderick de Greef
Roderick de Greef, Chief Financial Officer